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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             Spieker Properties, Inc.
                             ------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                         ------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   848497103
                                 --------------
                                 (CUSIP NUMBER)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE
IS FILED:

         [X ] RULE 13d-1(b)
         [  ] RULE 13d-1(c)
         [  ] RULE 13d-1(d)


                                Page 1 of 8 Pages

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CUSIP NO.   848497103            SCHEDULE 13G         PAGE 2 of 8 PAGES

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1         NAME OF REPORTING PERSON
          LaSalle Advisors Capital Management, Inc.

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

          36-4160747
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/

                                                                        (b) / /
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5      SOLE VOTING POWER
        NUMBER OF
          SHARES                    730,940
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING                   51,000
       PERSON WITH           ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                                    730,940
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    624,500
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,355,440
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.2%
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12        TYPE OF REPORTING PERSON*

          IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.   848497103            SCHEDULE 13G         PAGE 3 of 8 PAGES

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1         NAME OF REPORTING PERSON:
          ABKB/LaSalle Securities Limited Partnership

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

          36-3991973
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/

                                                                        (b) / /
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5      SOLE VOTING POWER
        NUMBER OF
          SHARES                    562,329
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING                   1,852,685
       PERSON WITH           ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                                    505,829
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    2,042,600
                             ---------------------------------------------------
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,548,429
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneifically owned by LaSalle Advisors Capital Management, Inc.
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.2%
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12        TYPE OF REPORTING PERSON*

          IA
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO.   848497103            SCHEDULE 13G         PAGE 4 of 8 PAGES

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ITEM 1

      (a)         Name of Issuer:

                  Spieker Properties, Inc.

      (b)         Address of Issuer's Principal Executive Offices

                  2180 Sand Hill Road
                  Menlo Park, CA 94025

ITEM 2.

      LaSalle Advisors Capital Management, Inc. provides the following information:

      (a)         Name of Person Filing

                  LaSalle Advisors Capital Management, Inc.

      (b)         Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601

      (c)         Citizenship

                  Maryland

      (d)         Title of Class of Securities

                  Common Stock, $.01 par value per share

      (e)         CUSIP Number

                  411465107

      ABKB/LaSalle Securities Limited Partnership provides the following information:

      (a)         Name of Person Filing

                  ABKB/LaSalle Securities Limited Partnership

      (b)         Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601

      (c)         Citizenship

                  Maryland


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CUSIP NO.   848497103            SCHEDULE 13G         PAGE 5 of 8 PAGES

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      (d)         Title of Class of Securities

                  Common Stock, $.01 par value per share

      (e)         CUSIP Number

                  94856P102


ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or Dealer registered under Section 15
                          of the Act

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act

                  (c) [ ] Insurance Company as defined in Section 3(a)(19)
                          of the Act

                  (d) [ ] Investment Company registered under Section 8 of
                          the Investment Company Act

                  (e) [X] Investment Adviser registered under Section 203
                          of the Investment Advisors Act of 1940

                  (f) [ ] Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee
                          Retirement Income Security Act of 1974 or Endowment Fund; SEE Section 240.13d-1(b)(1)(ii)(F)

                  (g) [ ] Parent Holding Company, in accordance with Section
                          240.13d-1(b)(1)(ii)(G)
                          (Note: See Item 7)

                  (h) [ ] A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act

                  (i) [ ] A church plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

                  (j) [ ] Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(J)


                  * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSAlle Securities Limited Partnership, each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.           OWNERSHIP

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    LaSalle Advisors Capital Management, Inc. provides the following information:

                  (a)      Amount beneficially owned:
                           1,355,440
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CUSIP NO.   848497103            SCHEDULE 13G         PAGE 6 of 8 PAGES

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                  (b)      Percent of Class
                           2.2%

                  (c)      Number of Shares as to which such person has

                           (i) sole power to vote or to direct the vote

                               730.940

                          (ii) shared power to vote or to direct the vote

                               51,000

                         (iii) sole power to dispose or to direct the
                               disposition of

                               730,940

                          (iv) shared power to dispose or to direct the
                               disposition of

                               624,500

    ABKB/LaSalle Securities Limited Partnership provides the following information:

                  (a)      Amount Beneficially Owned

                           2,548,429

                  (b)      Percent of Class

                           4.2%

                  (c)      Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote

                               562,329

                          (ii) shared power to vote or to direct the vote

                               1,852,685

                         (iii) sole power to dispose or to direct the
                               disposition of

                               505,829

                          (iv) shared power to dispose or to direct the
                               disposition of

                               2,042,600


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CUSIP NO.   848497103       SCHEDULE 13G         PAGE 7 of 8 PAGES

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ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

                  ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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CUSIP NO.   848497103      SCHEDULE 13G         PAGE 8 of 8 PAGES

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

    The parties agree that this statement is filed on behalf of each of them.


Date February 11, 1999



                                            LASALLE ADVISORS CAPITAL
                                            MANAGEMENT, INC.


                                            By: /s/ William K. Morrill, Jr.
                                                ---------------------------
                                            Name:  William K. Morrill, Jr.
                                            Title: Managing Director



                                            ABKB/LASALLE SECURITIES
                                            LIMITED PARTNERSHIP


                                            By: /s/ William K. Morrill, Jr.
                                               ----------------------------
                                            Name:  William K. Morrill, Jr.
                                            Title: Managing Director